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                                          FILING PURSUANT TO RULE 424(b)(5)
                                          REGISTRATION STATEMENT NO. 333-83195


                           PROSPECTUS SUPPLEMENT NO. 2
                      (TO PROSPECTUS DATED AUGUST 20, 1999)

                                 374,803 SHARES

                         THE IMMUNE RESPONSE CORPORATION
                                  COMMON STOCK

                          -----------------------------

         You should read this prospectus supplement and the prospectus dated August 20, 1999 carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS


                              PLAN OF DISTRIBUTION

         We are offering 374,803 shares of our common stock to Strong River Investments, Inc., an institutional investor, pursuant to this prospectus supplement.

         We are selling to the institutional investor 374,803 shares of our common stock at $4.0021 per share, to be issued upon exercise by the institutional investor of its option. The $4.0021 per share purchase price is based on 94% of the average of the weighted average trading prices of our common stock during the twenty trading day period from October 22 through November 18 (excluding from the average any day in which the weighted average trading price of our common stock was below $4.00).

         In addition, the issuance of 592,593 shares of our common stock to the institutional investor, at $5.0625 per share, on October 21, 1999 is subject to two adjustments:

         - First, for each day that the weighted average trading price of our common stock was below $4.00, the institutional investor agreed to return one-twentieth of the shares and we agreed to return one-twentieth of the purchase price of those returned shares. We are returning $1,350,000 to the institutional investor and the institutional investor is returning 266,667 shares to us.

         - Second, we agreed to issue additional shares of our common stock to the institutional investor, if the average of the weighted average trading prices of our common stock during the same twenty trading day period was lower than $5.3856


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                  (excluding from the average any day in which the weighted
                  average trading price of our common stock was below $4.00) and the institutional investor agreed to pay us more money if the average of the weighted average trading prices of our common stock over the same twenty trading day period was higher than $5.3856 (excluding from the average any day in which the weighted average trading price of our stock was below $4.00). Since the average of the weighted average trading prices of our common stock over the twenty trading day period (excluding from the average any days in which the weighted average trading price of our stock was below $4.00) was $4.2575, we are issuing 86,358 shares to the institutional investor.

         The institutional investor may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933.

                                 USE OF PROCEEDS

         We will use the proceeds of this offering as described in the prospectus. See "Use of Proceeds" beginning on page 9 of our prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and the documents indicated on page 8 of our prospectus.


                           MARKET FOR OUR COMMON STOCK

         On November 22, 1999 the last reported sale price of our common stock on the Nasdaq National Market was $4.1875 per share. Our common stock is listed on the Nasdaq National Market under the symbol "IMNR." The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market.

         As of November 19, 1999, we had 25,922,876 shares of common stock outstanding.


                                     GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.


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         Neither The Securities And Exchange Commission Nor Any State Securities
Commission Has Approved Or Disapproved Of The Securities Or Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

         The date of this prospectus supplement is November 23, 1999.

























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                                TABLE OF CONTENTS

                                                                              PAGE
PROSPECTUS SUPPLEMENT
   Plan of Distribution.......................................................S-1
   Use of Proceeds............................................................S-2
   Where You Can Find More Information........................................S-2
   Market for Our Common Stock................................................S-2
   General....................................................................S-2

PROSPECTUS
   Prospectus Summary...........................................................1
   Risk Factors.................................................................2
   Additional or Updated Risk Factors...........................................8
   Special Note Regarding Forward-Looking Information...........................8
   Where You Can Find More Information..........................................8
   Use of Proceeds..............................................................9
   Income Tax Considerations....................................................9
   Plan of Distribution........................................................10
   Legal Matters...............................................................10
   Experts.....................................................................10







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